As filed with the Securities and Exchange Commission on March 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Roadrunner Transportation Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2454942
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (Zip Code)

Roadrunner Transportation Systems, Inc. 2018 Incentive Compensation Plan

(Full title of the plan)

Curtis W. Stoelting

Chief Executive Officer

Roadrunner Transportation Systems, Inc.

1431 Opus Place, Suite 530

Downers Grove, Illinois 60515

(414) 615-1500

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Brian H. Blaney, Esq.

Jeremy D. Zangara, Esq.

Greenberg Traurig, LLP

2375 East Camelback Road

Suite 700

Phoenix, Arizona 85016

(602) 445-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☑

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share	770,000(2)	$0.50(4)	$385,000	$46.66
Common stock, par value $0.01 per share	71,552,326(3)	$0.44(5)	$31,483,023	$3,185.74
Totals	72,322,326		$31,868,023	$3,862.40

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock of Roadrunner Transportation Systems, Inc.’s (the “Registrant”) that may become issuable under the Roadrunner Transportation Systems, Inc. 2018 Incentive Compensation Plan (the “2018 Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Registrant.

(2)	Represents 770,000 shares of common stock reserved for issuance pursuant to awards currently outstanding under the 2018 Plan.
(3)

Represents (a) 69,730,000 shares of common stock reserved for issuance pursuant to future awards under the 2018 Plan, plus (b) 1,822,326 shares of common stock reserved for issuance pursuant to awards outstanding under the Roadrunner Transportation Systems, Inc. 2010 Incentive Compensation Plan (the “2010 Plan”) as of December 19, 2018, the date that the Registrant’s stockholders approved and adopted the 2018 Plan, which shares become available for delivery with respect to awards under the 2018 Plan to the extent that any such awards outstanding under the 2010 Plan are forfeited, expire, or otherwise terminate without issuance of such shares or are settled for cash or otherwise do not result in the issuance of all or a portion of the shares subject to such award under the 2010 Plan.

(4)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $0.50, the price of each share of common stock underlying outstanding restricted stock units.

(5)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $0.44, the average of the high and low sale prices per share of common stock as reported on the New York Stock Exchange on March 8, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 11, 2019;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2019, January 11, 2019, February 1, 2019, March 4, 2019, and March 13, 2019; and

(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 5, 2010, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement to the extent furnished but not filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The amended and restated certificate of incorporation (as amended, the “certificate of incorporation”), and second amended and restated bylaws (the “bylaws”), of the Registrant provide in effect that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized and permitted by the DGCL. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The certificate of incorporation of the Registrant provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation, as amended(1)

4.2	Second Amended and Restated Bylaws(2)

4.3	Second Amended and Restated Stockholders’ Agreement, dated as of March 14, 2007, by and among the Registrant and the stockholders named therein(3)

4.4	Stockholders’ Agreement, dated May 2, 2017, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP.(4)

4.4(A)	Amendment No. 1 to Stockholders’ Agreement, dated March 1, 2018, between the Registrant, Elliott Associates, L.P., and Brockdale Investments LP.(5)

4.5	Stockholders’ Agreement, dated as of February 26, 2019, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., and Elliott International, L.P.(6)

4.6	Amended and Restated Registration Rights Agreement, dated as of February 26, 2019, by and among Roadrunner Transportation Systems, Inc., Elliott Associates, L.P., Elliott International, L.P., Brockdale Investments LP, Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., HCI Equity Partners III, L.P., and HCI Co-Investors III, L.P.(6)

5.1*	Opinion of Greenberg Traurig, LLP

23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney (included in the Signatures section of this Registration Statement)

99.1	2018 Incentive Compensation Plan(7)

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on January 9, 2019.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the Commission on May 7, 2010.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-152504) as filed with the Commission on September 11, 2008.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on May 4, 2017.
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on March 8, 2018.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on March 4, 2019.
(7)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, Illinois, on the 13th day of March, 2019.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

By:	/s/ Curtis W. Stoelting
Name:	Curtis W. Stoelting
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Curtis W. Stoelting, Michael L. Gettle, and Terence R. Rogers, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Curtis W. Stoelting Curtis W. Stoelting	Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2019

/s/ Terence R. Rogers Terence R. Rogers	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 13, 2019

/s/ Michael L. Gettle Michael L. Gettle	President, Chief Operating Officer, and Director	March 13, 2019

/s/ James D. Staley James D. Staley	Chairman of the Board	March 13, 2019

/s/ Scott L. Dobak Scott L. Dobak	Director	March 13, 2019

/s/ Christopher L. Doerr Christopher L. Doerr	Director	March 13, 2019

/s/ John G. Kennedy, III John G. Kennedy, III	Director	March 13, 2019

/s/ Ralph W. Kittle III Ralph W. Kittle III	Director	March 13, 2019

/s/ Brian C. Murray Brian C. Murray	Director	March 13, 2019

/s/ William S. Urkiel William S. Urkiel	Director	March 13, 2019

/s/ Michael P. Ward Michael P. Ward	Director	March 13, 2019